EXHIBIT 11.1
                                 ESPEY MFG. & ELECTRONICS CORP.
                            Computation of per Share Net Income as
                               Disclosed in Item 14 of Form 10-K

                                Five years ended June 30, 2005

                                2005        2004        2003        2002        2000
                             ----------  ----------  ----------  ----------  ----------
Computation of net income
     per share:

         BASIC
         Weighted average
         number of primary
         shares outstanding   1,010,617   1,013,663   1,025,200   1,030,556   1,031,403
                             ==========  ==========  ==========  ==========  ==========

Net income ................  $  978,920  $  960,826  $  964,700  $  545,754  $1,033,069
                             ==========  ==========  ==========  ==========  ==========

Per share-basic ...........  $      .97  $      .95  $      .94  $      .53  $     1.00
                             ==========  ==========  ==========  ==========  ==========
         DILUTED
         Weighted average
         number of primary
         shares outstanding   1,021,604   1,022,344   1,027,686   1,034,904   1,033,989
                             ==========  ==========  ==========  ==========  ==========

         Net effect of
         dilutive stock
         options based on
         treasury stock
         method ...........      10,987       8,681       2,486       4,348       2,586
                             ==========  ==========  ==========  ==========  ==========

Net income ................  $  978,920  $  960,826  $  964,700  $  545,754  $1,033,069
                             ==========  ==========  ==========  ==========  ==========

Per share-diluted .........  $      .96  $      .94  $      .94  $      .53  $     1.00
                             ==========  ==========  ==========  ==========  ==========



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